Exhibit 23

Consent of Independent Certified Public Accountants

The Board of Directors

Arrow Financial Corporation:

We consent to incorporation by reference in the following registration statements:

File No. 2-98735 on Form S-8,

File No. 33-48225 on Form S-8,

File No. 33-66192 on Form S-8,

File No. 333-62719 on Form S-8,

File No. 333-81519 on Form S-8,

File No. 333-81695 on Form S-3, and

File No. 333-47912 on Form S-3

of Arrow Financial Corporation of our report dated January 29, 2002, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Arrow Financial Corporation.

/s/ KPMG LLP

Albany, New York

March 27, 2002